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                                                                      Exhibit 21

                                 EXHIBIT NO. 21

SUBSIDIARIES OF REGISTRANT


                  INVNSYS Technology Corporation, an Arizona corporation, is a wholly owned subsidiary of iBIZ TECHNOLOGY Corp., a Florida corporation.


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